Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports $0.09 EPS for Fiscal 2013 First Quarter

SCHAUMBURG, IL. — November 6, 2012 — Sparton Corporation (NYSE: SPA) today announced results for the first quarter of fiscal 2013 ended September 30, 2012. The Company reported first quarter sales of $49.0 million, or a decrease of 5.4%, from $51.8 million for the first quarter of fiscal 2012. Reported net income for the first quarter of fiscal 2013 was $1.0 million or $0.09 per share, compared to net income of $1.5 million, or $0.15 per share, in the same quarter a year ago.

Cary Wood, president & CEO, commented, “While consolidated revenue and earnings declined in comparison to the prior year quarter, this decrease is due to the timing of U.S. Navy lot deliveries from our DSS business as well as a shift of known demand within our CS segment from the first fiscal quarter into the remainder of fiscal 2013. We continue to be optimistic with the outlook for both the second quarter and the remainder of the fiscal year.”

Consolidated results for the quarters ended September 30, 2012 and 2011:

	For the Three Months Ended September 30,
($ in 000’s, except per share)	2012	2011
Net sales	$49,020	$51,833
Gross profit	7,213	8,344
Operating income	1,344	2,389
Net income	953	1,509
Income per share – basic and diluted	0.09	0.15
EBITDA	1,933	2,911

First Quarter Financial Highlights

•	Awarded 14 new business programs during the first quarter of fiscal 2013 with estimated future annualized revenue $13.4 million.

•	Quarter end sales backlog of approximately $156.1 million, representing a 6% increase over the previous quarter and a 7% increase over a year ago.

•	Medical business continued sales growth of 2.2% and gross profit percentage improvement to 14.9% compared to 13.2% in the prior year quarter.

•	July 2012 amendment and extension of the Company’s revolving credit facility.

Segment Results

Medical Device (“Medical”)

Medical sales increased approximately $0.6 million in the three months ended September 30, 2012 as compared with the same quarter last year. Reflected within the increase is $3.2 million of increased sales to this business unit’s largest customer, reflecting expanded demand for its programs and additional refurbishment service revenue which began in the second half of fiscal 2012. Additionally reflected is $1.4 million of increased sales to another customer to meet increased demand for its product in both the U.S. and Japan. Partially offsetting these increases were decreased sales to three customers totaling $4.0 million dollars. Decreased sales to one customer reflect the dual sourcing of certain of its programs with the Company during fiscal 2012. Decreased sales to the remaining two customers reflect these customers’ disengagements during fiscal 2012. Mr. Wood stated, “Medical won three new projects from existing customers during the first quarter with estimated future annualized revenue $3.4 million.”

The gross profit percentage on Medical sales increased to 14.9% from 13.2% for the three months ended September 30, 2012 and 2011, respectively. This improvement in margin on Medical sales reflects certain favorable product mix between the two periods and increased capacity utilization at the Strongsville, Ohio facility. Mr. Wood continued, “Medical’s gross margin improvement is indicative of the replacement of less profitable programs in the prior period with more profitable sales from newer programs.”

Selling and administrative expenses relating to the Medical segment were $1.5 million and $1.6 million for the three months ended September 30, 2012 and 2011, respectively. Medical reported operating income of $2.6 million for the quarter ended September 30, 2012 compared to operating income of $1.9 million in the prior year quarter.

Complex Systems (“CS”)

Excluding an increase in intercompany sales of $1.1 million, CS sales to external customers for the three months ended September 30, 2012 decreased $1.3 million as compared with the same quarter last year, primarily reflecting decreased sales to one customer, which delayed certain of its orders into future quarters. Mr. Wood commented, “Complex Systems won five new programs from existing customers during the first quarter with estimated future annualized revenue $1.7 million and finished the quarter with its highest backlog in three years at $37.3 million. Additionally, this business segment has begun to apply the successful business development model and business to business marketing approach recently developed by our Medical business to its own sales efforts. These new program awards, backlog and business development methodologies should help drive revenue growth for this business in the second half of fiscal 2013 and well into the future.”

The gross profit percentage on CS sales increased to 8.9% for the three months ended September 30, 2012 compared to 8.7% for the three months ended September 30, 2011. The quarter over quarter comparison primarily reflects favorable product mix, partially offset by lower capacity utilization at the Company’s Vietnam facility in the current year quarter.

Selling and administrative expenses relating to the CS segment remained consistent at $0.7 million for each of the three months ended September 30, 2012 and 2011, respectively. CS reported operating income of $0.4 million for the quarter ended September 30, 2012 compared to operating income of $0.3 million in the prior year quarter.

Defense & Security Systems (“DSS”)

DSS sales decreased approximately $2.1 million in the three months ended September 30, 2012 as compared with the same quarter last year, reflecting decreased sonobuoy sales to foreign governments which can fluctuate from quarter to quarter, partially offset by increased U.S. Navy sonobuoy production and engineering sales and increased digital compass sales in the current year quarter. Mr. Wood said, “While we anticipated sonobuoy sales to foreign governments would be minimal this quarter, we expected our U.S. Navy sonobuoy sales to be higher than was achieved. The Company had two sonobuoy lots fail under suboptimal environmental conditions which were outside of the product’s design specifications at the Navy test range in the final weeks of September 2012. While these lot failures unfavorably impacted current year first quarter revenues by approximately $3.5 million, it is anticipated that these lots will be accepted by the Navy in the Company’s fiscal 2013 second quarter with revenues being recognized at that time.”

The gross profit percentage on DSS sales decreased to 14.6% for the three months ended September 30, 2012 compared to 23.8% for the three months ended September 30, 2011. Gross profit percentage was unfavorably affected in the current year quarter by a significant decrease in foreign sonobuoy sales and increased overhead expenses, partially offset by the positive impact from increased digital compass sales as compared to the prior year quarter. Mr. Wood continued, “Fluctuations in foreign sonobuoy sales can have a significant impact on our gross profit percentage as was demonstrated this past quarter. Foreign orders totaling $8.2 million were received during the first quarter which we expect to ship during fiscal 2013.”

Selling and administrative expenses relating to the DSS segment were $1.1 million and $1.0 million for the three months ended September 30, 2012 and 2011, respectively, primarily reflecting increased business development efforts in the current fiscal quarter. The Company incurred $0.3 million and $0.4 million of internally funded research and development expenses in the three months ended September 30, 2012 and 2011, respectively. DSS reported operating income of $0.5 million for the quarter ended September 30, 2012 compared to operating income of $2.2 million in the prior year quarter.

Liquidity and Capital Resources

As of September 30, 2012, the Company had approximately $43.1 million in cash and cash equivalents, including $23.3 million of advance billings received under U.S. Navy contracts in excess of the funding of production to date under those contracts. The Company had no outstanding borrowings against available funds on its $20 million revolving credit facility. The credit facility is subject to certain customary covenants with which the Company was in compliance at September 30, 2012.

Outlook

Sparton President and CEO Cary Wood concluded, “We remain optimistic for fiscal 2013 and continue to expect year-over-year increases in both revenue and profitability. Also, we maintain guidance that the second half of fiscal 2013 will be stronger than the first half as seen in the previous two fiscal years. As stated in the form 10-Q, we have just recently signed a definitive Unit Purchase Agreement to acquire Onyx EMS, with details being covered under a separate release. We are excited with the addition of Onyx to the Sparton family and I look forward to reporting on its successful integration and the progress with our other growth initiatives in the future.”

Conference Call

Sparton will host a conference call with investors and analysts on November 7, 2012 at 10:00 a.m. CDT to discuss its fiscal year 2013 first quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 407-3269. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=Z3M3WC&role=attend

Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided a non-GAAP financial measure, EBITDA. EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, EBITDA an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company’s definition of EBITDA may not be comparable with EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 113th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2012, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	September 30, 2012	June 30, 2012 (a)
Assets
Current Assets:
Cash and cash equivalents	$43,096	$46,950
Accounts receivable, net of allowance for doubtful accounts of $105 and $146, respectively	25,772	29,618
Inventories and cost of contracts in progress, net	38,467	35,102
Deferred income taxes	2,020	2,020
Prepaid expenses and other current assets	2,042	2,054

Total current assets	111,397	115,744
Property, plant and equipment, net	14,939	14,260
Goodwill	7,472	7,472
Other intangible assets, net	1,517	1,618
Deferred income taxes — non-current	5,067	5,136
Other non-current assets	295	325

Total assets	$140,687	$144,555

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$131	$131
Accounts payable	16,034	17,152
Accrued salaries and wages	4,727	5,855
Accrued health benefits	1,236	1,210
Current portion of pension liability	158	323
Advance billings on customer contracts	23,338	25,836
Other accrued expenses	5,864	5,890

Total current liabilities	51,488	56,397
Pension liability — non-current portion	1,055	990
Long-term debt — non-current portion	1,506	1,538
Environmental remediation — non-current portion	3,060	3,142

Total liabilities	57,109	62,067

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,233,270 and 10,105,759 shares issued and outstanding, respectively	12,792	12,632
Capital in excess of par value	19,534	19,579
Retained earnings	52,948	51,995
Accumulated other comprehensive loss	(1,696)	(1,718)

Total shareholders’ equity	83,578	82,488

Total liabilities and shareholders’ equity	$140,687	$144,555

(a)	Derived from the Company’s audited financial statements as of June 30, 2012.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended
	September 30, 2012	September 30, 2011
Net sales	$49,020	$51,833
Cost of goods sold	41,807	43,489

Gross profit	7,213	8,344

Operating Expense (Income):
Selling and administrative expenses	5,472	5,411
Internal research and development expenses	305	398
Amortization of intangible assets	102	111
Other operating expenses	(10)	35

Total operating expense, net	5,869	5,955

Operating income	1,344	2,389

Other income (expense)
Interest expense	(81)	(172)
Interest income	28	24
Other, net	110	117

Total other income (expense), net	57	(31)

Income before provision for income taxes	1,401	2,358
Provision for income taxes	448	849

Net income	$953	$1,509

Income per share of common stock:
Basic	$0.09	$0.15

Diluted	$0.09	$0.15

Weighted average shares of common stock outstanding:
Basic	10,141,612	10,268,456

Diluted	10,163,151	10,313,481

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended
	September 30, 2012	September 30, 2011
Net income	$953	$1,509
Other comprehensive income — Change in unrecognized pension costs, net of tax	22	85

Comprehensive income	$975	$1,594

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the Three Months Ended
	September 30, 2012	September 30, 2011
Cash Flows from Operating Activities:
Net income	$953	$1,509
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	479	405
Deferred income tax expense	56	847
Pension expense	—	93
Stock-based compensation expense	264	176
Other	31	87
Changes in operating assets and liabilities:
Accounts receivable	3,846	(5,303)
Inventories and cost of contracts in progress	(3,365)	(3,064)
Prepaid expenses and other assets	14	(199)
Advance billings on customer contracts	(2,498)	12,190
Accounts payable and accrued expenses	(2,392)	(3,533)

Net cash provided by (used in) operating activities	(2,612)	3,208
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,058)	(731)

Net cash used in investing activities	(1,058)	(731)
Cash Flows from Financing Activities:
Repayment of long-term debt	(35)	(33)
Repurchase of stock	(234)	(10)
Proceeds from the exercise of stock options	85	—

Net cash used in financing activities	(184)	(43)

Net increase (decrease) in cash and cash equivalents	(3,854)	2,434
Cash and cash equivalents at beginning of period	46,950	24,550

Cash and cash equivalents at end of period	$43,096	$26,984

Supplemental disclosure of cash flow information:
Cash paid for interest	$86	$88
Cash paid for income taxes	$49	$4

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended September 30, 2012
	Common Stock		Capital In Excess	Retained	Accumulated Other Comprehensive
	Shares	Amount	of Par Value	Earnings	Loss	Total
Balance at June 30, 2012	10,105,759	$12,632	$19,579	$51,995	$(1,718)	$82,488
Issuance of stock	131,108	164	(164)	—	—	—
Repurchase of stock	(20,564)	(25)	(209)	—	—	(234)
Exercise of stock options	16,967	21	64	—	—	85
Stock-based compensation	—	—	264	—	—	264
Comprehensive income, net of tax	—	—	—	953	22	975

Balance at September 30, 2012	10,233,270	$12,792	$19,534	$52,948	$(1,696)	$83,578

	Three Months Ended September 30, 2011
	Common Stock		Capital In Excess	Retained	Accumulated Other Comprehensive
	Shares	Amount	of Par Value	Earnings	Loss	Total
Balance at June 30, 2011	10,236,484	$12,796	$20,635	$42,487	$(871)	$75,047
Issuance of stock	141,376	177	(177)	—	—	—
Forfeiture of restricted stock	(13,290)	(17)	17	—	—	—
Repurchase of stock	(1,260)	(2)	(8)	—	—	(10)
Stock-based compensation	—	—	176	—	—	176
Comprehensive income, net of tax	—	—	—	1,509	85	1,594

Balance at September 30, 2011	10,363,310	$12,954	$20,643	$43,996	$(786)	$76,807

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Sales:

($ in 000’s)	For the Three Months Ended September 30,
SEGMENT	2012	2011	% Chg
Medical	$28,059	$27,460	2.2%
CS	12,347	12,560	(1.7)
DSS	13,206	15,287	(13.6)
Eliminations	(4,592)	(3,474)	32.2

Totals	$49,020	$51,833	(5.4)

Gross profit:

($ in 000’s)	For the Three Months Ended September 30,
SEGMENT	2012	GP %	2011	GP %
Medical	$4,194	14.9%	$3,614	13.2%
CS	1,096	8.9	1,088	8.7
DSS	1,923	14.6	3,642	23.8

Totals	$7,213	14.7	$8,344	16.1

Operating income:

($ in 000’s)	For the Three Months Ended September 30,
SEGMENT	2012	% of Sales	2011	% of Sales
Medical	$2,622	9.3%	$1,887	6.9%
CS	386	3.1	343	2.7
DSS	538	4.1	2,241	14.7
Other Unallocated	(2,202)	—	(2,082)	—

Totals	$1,344	2.7	$2,389	4.6

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2012	September 30, 2011
Net income	$953	$1,509
Interest expense	81	172
Interest income	(28)	(24)
Provision for (benefit from) income taxes	448	849
Depreciation and amortization	479	405

EBITDA	$1,933	$2,911